Exhibit 3.1
Certificate of Designation, Preferences and Rights
of 8.625% Non-Cumulative Preferred Stock, Series C
of
HSBC FINANCE CORPORATION
___________________________

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
____________________________

HSBC FINANCE CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

On October 13, 2010, the Board of Directors of the Corporation adopted the following resolution creating a series of preferred stock of the Corporation designated as “8.625% Non-Cumulative Series C Preferred Stock,” the dividend rate on which was approved pursuant to the authority specified in such resolution.

“RESOLVED, that pursuant to the authority vested in the Board of Directors of HSBC Finance Corporation (the “Corporation”) in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, a series of the class of authorized preferred stock of the Corporation (the “Series C Preferred Stock”) be, and hereby is, created, and that the designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Amended and Restated Certificate of Incorporation that are applicable to preferred stock of the Corporation, are hereby fixed as set forth below with a dividend rate and such modifications to the terms as may be approved by the Chief Executive Officer, Chief Financial Officer or Treasurer of the Corporation;

(1)           Number of Shares and Designation.  One thousand (1,000) shares of Preferred Stock ($0.01 par value) of the Corporation are hereby constituted as a series of Preferred Stock ($0.01 par value) and designated as 8.625% Non-Cumulative Preferred Stock, Series C (hereinafter called the “Series C Preferred Stock”).

(2)           Dividends.  The holders of shares of the Series C Preferred Stock shall be entitled to receive non-cumulative cash dividends, when, as and if declared by the Board of Directors of the Corporation, out of assets legally available for such purpose, at the rate determined as provided below.  Such dividends shall accrue from the date of original issue of such shares and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors of the Corporation, on the fifteenth day of March, June, September and December in each year (commencing December 15, 2010) to holders of record as they appear on the stock books of the Corporation on each record date which shall be the date, not more than 60 nor less than 10 days preceding each dividend payment date as fixed by the Board of Directors of the Corporation.  “Dividend period” means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date, except that the initial dividend period will be the period from and including the date of original issue to but excluding December 15, 2010.

Dividends on the Series C Preferred Stock for quarterly dividend periods will be payable at the rate of 8.625% per annum from the date of original issue applied to the amount of $1,000,000 per share of Series C Preferred Stock.  The amount of dividends payable on each share of Series C Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four and applying the dividend rate to the amount of $1,000,000 per share.  The amount of dividends payable for any dividend period shorter than a full quarterly dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.  Dividends on the Series C Preferred Stock will cease to accrue after the redemption date for shares of the Series C Preferred Stock, as described below under paragraph 4 entitled “Optional Redemption,” unless the Corporation defaults in the payment of the redemption price for the shares called for redemption.

Notwithstanding the foregoing, if on or prior to any dividend payment date the Board of Directors of the Corporation determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that dividend payment date should not be paid, or should be paid only in part, then the dividend for that dividend period will, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part.  If a dividend on the Series C Preferred Stock is not paid, or is paid only in part, the holders of the Series C Preferred Stock will not have a claim with respect to the non-payment or non-payment in part of the dividend, as applicable. The Corporation will not have any obligation to pay the dividend accrued for the relevant dividend period or to pay interest thereon, whether or not dividends on the Series C Preferred Stock are declared for any subsequent dividend period.

If in any dividend period, dividends have not been paid in full or declared and set apart for payment on all outstanding shares of Series C Preferred Stock for such dividend period, the Corporation may not (i) declare or pay any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation or shares of any other capital stock of the Corporation ranking junior to the Series C Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation) or set funds apart for payment on the common stock or on any other capital stock of the Corporation ranking junior to the Series C Preferred Stock with respect to the payment of dividends, or (ii) purchase, redeem or otherwise acquire any shares of preferred stock or any shares of capital stock of the Corporation ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends, except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series C Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, until the earlier of (A) the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series C Preferred Stock for any subsequent dividend period or (B) the date on or by which all of the Series C Preferred Stock are either redeemed in full or purchased by or for the account of the Corporation, in each case in accordance with the amended and restated certificate of incorporation of the Corporation and the terms of the Series C Preferred Stock; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of preferred stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of preferred stock of such series whether or not at the time of such application full accrued dividends upon the outstanding Series C Preferred Stock shall have been paid or declared and set apart for payment.

(3)           Liquidation Preference.  (a)  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock at the time outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets of the Corporation shall be made to holders of common stock or any other class or series of stock of the Corporation ranking junior to the Series C Preferred Stock as to preference in respect to liquidation, dissolution or winding up, the amount of $1,000,000 per share (the “liquidation preference”) of the Series C Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon for the then-current dividend period (whether or not earned or declared) to and including the date of final distribution.  The holders of the Series C Preferred Stock will not be entitled to receive the liquidation preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full.  After any such liquidation preference payment, the holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)           If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make such full payments to the holders of the Series C Preferred Stock and the holders of any preferred stock ranking as to liquidation, dissolution or winding up on a parity with the Series C Preferred Stock (the Series C Preferred Stock and all such other stock being herein called “parity stock”), then such assets shall be distributed among the holders of the Series C Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of Series C Preferred Stock and any other such preferred stock if all amounts payable thereon were paid in full.

(c)           Neither the sale, lease or transfer of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor a reorganization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of the foregoing provisions.

(4)           Optional Redemption.  The Series C Preferred Stock may not be redeemed prior to November 30, 2025. So long as the full dividends on all outstanding shares of Series C Preferred Stock for the then-current dividend period have been paid or declared and a sum sufficient for payment set aside, the Series C Preferred Stock will be redeemable, at the option of the Corporation, in whole or in part from time to time on or after November 30, 2025, upon not less than 30 nor more than 60 days’ notice, at $1,000,000 per share, plus an amount equal to accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption (whether or not earned or declared). In the event of partial redemptions of the Series C Preferred Stock, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Corporation or by any other method determined to be equitable by the Board of Directors of the Corporation.

Notwithstanding the foregoing, if the full dividends on all outstanding shares of Series C Preferred Stock for the then-current dividend period have not been paid or declared and a sum sufficient for payment set aside, no Series C Preferred Stock shall be redeemed unless all outstanding Series C Preferred Stock is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Series C Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer so long as such offer is made on the same terms to all holders of the Series C Preferred Stock.

Any redemption of the Series C Preferred Stock must be approved by the Federal Reserve Bank of New York and the Financial Services Authority of the United Kingdom (unless such approvals are not required at the time established for redemption).

The Series C Preferred Stock will not be entitled to the benefits of any sinking fund.

Notice of redemption shall be given by mailing the same to each record holder of the Series C Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Corporation.  Each notice shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where such shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holders’ exchange rights, if any, as to such shares, shall terminate.  If fewer than all the shares of the Series C Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series C Preferred Stock to be redeemed from each such holder.

If notice of redemption of any shares of the Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Series C Preferred Stock so called for redemption, from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease.  Upon surrender, in accordance with such notice, of such shares (together with appropriate instruments of transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation.  If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.  Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(5)           Voting Rights.  The Series C Preferred Stock will have no voting rights except as set forth below or as otherwise provided by law.

Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock have not been declared and paid for six quarters, whether or not consecutive, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series C Preferred Stock for at least four subsequent dividend periods, the holders of the Series C Preferred Stock either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the Board of Directors of the Corporation, and the holders of common stock together with the holders of any series or class or classes of stock of the Corporation having general voting rights and not then entitled to elect two members of the Board of Directors as described in this paragraph to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the Board of Directors. In such case, the Board of Directors of the Corporation shall be increased by two directors. The rights of the holders of the Series C Preferred Stock to participate (either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights) in the exclusive election of two members of the Board of Directors of the Corporation will continue until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series C Preferred Stock for at least four subsequent dividend periods. At elections for such directors, each holder of Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held of record on the record date established for the meeting. The holders of Series C Preferred Stock will not have the right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment or provision for the payment in full of dividends on the Series C Preferred Stock for a subsequent dividend period) of the exclusive voting power of the holders of Series C Preferred Stock and the holders of all other series of preferred stock that have been entitled to vote for and elect such two members of the Board of Directors of the Corporation as described above, the terms of  office of all persons who have been elected directors of the Corporation by vote of such holders shall terminate and the two vacancies created to accommodate the exclusive right of election described above shall thereupon be eliminated and the Board of Directors shall be decreased by two directors.

So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series C Preferred Stock outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate any one or more of the following:

(a)           The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking prior to the Series C Preferred Stock as to dividends or amounts payable on liquidation, dissolution or winding up of the Corporation;

(b)           The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking on a parity with the Series C Preferred Stock unless the certificate of designations, preferences and rights or other provisions of the amended and restated certificate of incorporation of the Corporation creating or authorizing such class or series provides that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on all outstanding shares of parity stock, the shares of all parity stock will share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable on all parity stock if all dividends in respect of all shares of parity stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with the sums that would be payable in respect of all shares of parity stock if all sums payable were discharged in full; or

(c)           The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the amended and restated certificate of incorporation of the Corporation, which would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the Corporation’s Series A Preferred Stock or Series C Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

The voting rights described above will not apply to any shares of Series C Preferred Stock if, at or prior to the time voting rights would otherwise arise, all outstanding shares of Series C Preferred Stock have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

(6)           Shares to be Retired.  All shares of Series C Preferred Stock purchased or redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of the class of Preferred Stock without par value, without designation as to series, and may thereafter be issued, but not as shares of Series C Preferred Stock.

(7)           Conversion or Exchange.  The holders of shares of Series C Preferred Stock shall not have any rights herein to convert such shares into or exchange such shares for shares of any other series of any class or classes of capital stock (or any other security) of the Corporation.

(8)           Ranking.  For the purposes of this Certificate of Designation, Preferences and Rights, any class or classes of stock of the Corporation shall be deemed to rank:

(a)           prior to the Series C Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series C Preferred Stock;

(b)           on a parity with the Series C Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preference per share thereof be different from those of the Series C Preferred Stock, if the holders of such class of stock and the Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation preference, without preference or priority one over the other; and

(c)             junior to the Series C Preferred Stock, either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, or both, if such class shall be common stock or if the holders of the Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of stock of such class or classes.

(9)           Parity Stock.  So long as any shares of Series C Preferred Stock remain outstanding, if the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full with respect to all outstanding shares of parity stock, all such shares will share ratably (i) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable in respect of all outstanding shares of parity stock if all dividends were paid in full and (ii) in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, in accordance with the sums that would be payable in respect of all outstanding parity stock if all sums payable were discharged in full.

The Series C Preferred Stock shall rank, as to the payment of dividends and in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, prior to the common stock of the Corporation and on a parity with the Corporation’s 6.36% Non-Cumulative Preferred Stock, Series B.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Eric K. Ferren, Executive Vice President and Chief Accounting Officer and attested by Mick Forde, Assistant Secretary, this the 30th day of November 2010.

HSBC FINANCE CORPORATION

By:    /s/ Eric K. Ferren
Eric K. Ferren
Executive Vice President and
Chief Accounting Officer
ATTEST:

/s/ Mick Forde
Mick Forde
Assistant Secretary